UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of Earliest Event Reported) May 2, 2019

VERTICAL COMPUTER SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-28685	65-0393635
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 West Renner Road, Suite 200, Richardson, Texas 75082

(Address of principal executive offices (zip code))

(972) 437-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VCSY	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 8.01	Other Events

Legal Proceedings

On May 2, 2019, the Company and its subsidiary, Now Solutions, Inc. (“Now Solutions”) were sued by Lakeshore Investments, LLC (“Lakeshore”) in the Superior Court of the State of California in the County of Los Angeles. Lakeshore seeks damages in excess of $3 million dollars for allegedly failing to make outstanding payments on the outstanding balance due under a promissory note in the original principal amount of approximately $1,759,150 that was issued by Now Solutions to Lakeshore on January 13, 2013 (and amended to $2,291,395 million in December 2017), plus interest, attorney’s fees and costs. On March 16, 2020, Lakeshore added Richard Wade as a defendant in the lawsuit. On December 18, 2019, Lakeshore filed a motion for summary judgment, which was denied on November 3, 2020. On September 8, 2020, the Company and Now Solutions filed a motion for relief to file a cross-complaint against Lakeshore and Robert Farias (the owner of Lakeshore) seeking damages in excess of $5.5 million dollars. The hearing date for this motion is December 18, 2020. This case is styled Lakeshore Investments, LLC vs. Now Solutions, Inc., Vertical Computer Systems, Inc., et al , No. 19/STCV15381.

On April 29, 2020, Richard Wade and William Mills, former directors and corporate officers of the Company, were served with a petition in the District Court of the State of Texas in Dallas County filed by Luiz Valdetaro, the Chief Technology Officer of the Company and several shareholders of the Company. The lawsuit includes a derivative action filed by certain shareholders on behalf of the Company against Mr. Wade and Mr. Mills and seeks damages against both defendants for various breaches of fiduciary duties owed by them to the Company. In addition, Mr. Valdetaro seeks damages in excess of $425,000, plus pre and post judgment interest and court costs against Mr. Wade and Mr. Mills for damages incurred by Mr. Valdetaro under a settlement Mr. Valdetaro entered into with the Internal Revenue Service (the “IRS”) due to Now Solutions’ failure to pay payroll taxes to the IRS. The lawsuit alleges that Mr. Wade, who was the Chairman of the Board of Directors of Now Solutions until he was removed as an officer and director of Now Solutions on October 30, 2020, knowingly failed to pay funds due to the IRS for payroll taxes owed by Now Solutions and that Mr. Mills has joint and several liability to the IRS and breached his fiduciary duties to the Company. On August 26, 2020, the Company was added as a nominal Plaintiff or necessary party to the lawsuit. On September 13, 2020, the District Court granted an injunction prohibiting Mr. Wade from using any debit cards of the Company or its subsidiaries for non-business expenses except under certain conditions, from writing checks or withdrawing cash from the Company or any subsidiary bank accounts for personal expenses or personal obligations except under certain conditions, or from destroying, hiding or improperly altering any financial records of the Company or any of its subsidiaries. The original petition was last amended by the plaintiffs on August 266, 2020. The trial date has been set for May 10, 2021. This case is styled Luiz Valdetaro, et al vs. Richard Wade and William Mills, Esq., No. DC-20-06209 and is ongoing. The Board intends to retain outside legal counsel on behalf of the Company in order to determine its position in this lawsuit and take whatever action the Company believes is in the best interest of the Company and its shareholders.

Certain matters contained in this 8-K constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events. There can be no assurance that the proposed transaction or these future events will occur as anticipated, if at all, or that actual results will be as expected. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them.

(d)     Exhibits.

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vertical Computer Systems, Inc.
(Registrant)

Date: November 6, 2020	By:	/s/ Len Chermack
Len Chermack
President/CEO